Exhibit 4.22
Execution Version
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

This description of the general terms and provisions of our common stock, par value $0.01 per share , our 7.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), and our 7.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated certificate of incorporation, the certificates of designations designating the Series A and Series B Preferred Stock, our amended and restated bylaws and Delaware law. Throughout this exhibit, references to “we,” “our,” and “us” refer to New Residential Investment Corp.
Authorized Capital Stock
Our authorized capital stock consists of:

•	2,000,000,000 shares of common stock, par value $0.01 per share; and

•	100,000,000 shares of preferred stock, par value $0.01 per share, 6,210,000 of which are shares of Series A Preferred Stock and 11,500,000 of which are shares of Series B Preferred Stock.
All the outstanding shares of our common stock and our Series A and Series B Preferred Stock are fully paid and non-assessable.
Common Stock
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.
Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distribution.
Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are fully paid and nonassessable.
Our common stock is listed on the New York Stock Exchange (symbol “NRZ”). The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.
Description of Series A Preferred Stock
General
Shares of the Series A Preferred Stock represent a single series of our authorized preferred stock, with each share of the Series A Preferred Stock having a par value of $0.01 and a liquidation preference of $25.00 per share. We may elect from time to time to issue additional shares of the Series A Preferred Stock without notice to, or consent from, the existing holders of shares, and all those additional shares would be deemed to form a single series with the then issued and outstanding shares of the Series A Preferred Stock.
Pursuant to our amended and restated certificate of incorporation, we are currently authorized to designate and issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation, and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders.
We have available for issuance 68,290,000 authorized but unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares.
The registrar and transfer agent in respect of the Series A Preferred Stock is American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, NY 11219. The certificate of designations designating the Series A Preferred Stock provides that we will maintain an office or agency where shares of the Series A Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange, or conversion.
Maturity
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.
Ranking
The Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

i.
senior to all classes or series of our common stock and to all other equity securities issued by us that expressly indicate are subordinated to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

ii.	on a parity with all equity securities issued by us other than the equity securities referred to in clauses (i) and (iii);

iii.
junior to all equity securities issued by us and approved by at least two-thirds of the outstanding shares of Series A Preferred Stock with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “—Voting Rights” below); and

iv.
effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and other liabilities and to all liabilities and preferred equity and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends
Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series A Preferred Stock from and including the original issue date to, but excluding, August 15, 2024 is at the fixed annual rate of 7.50% of the $25.00 liquidation preference per share of the Series A Preferred Stock, on and after August 15, 2024 dividends on the Series A Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference per share of the Series A Preferred Stock equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.820%. Dividends on the Series A Preferred Stock shall accumulate daily and be cumulative from, and including, the original issue date and shall be payable quarterly in arrears on or about the 15th day of each February, May, August and November (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable for any Dividend Period from and including the original issue date to, but excluding, August 15, 2024 are calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable for any Dividend Period from and including August 15, 2024 (the “Series A Floating Rate Period”) are calculated on the basis of a 360-day year and the number of days actually elapsed in such Dividend Period. Dividends are payable to holders of record as they appear in our stock transfer records for the Series A Preferred Stock at the close of business on the applicable dividend record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). The dividends payable on any dividend payment date shall include dividends accumulated to, but excluding, such dividend payment date.
For each Dividend Period during the Series A Floating Rate Period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by us or a Calculation Agent (as defined herein) as of the applicable Dividend Determination Date, in accordance with the following provisions:

•
LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or

•
if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then we will select four nationally recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, we will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates or display page, shall determine LIBOR for the second London Business Day (as defined herein) immediately preceding the first day of the applicable Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Series A Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Series A Floating Rate Period been applicable prior to the first Dividend Period in the Series A Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant Dividend Determination Date that LIBOR has been discontinued, then we will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with us, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.
“Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by us.
“Dividend Determination Date” means the second London Business Day immediately preceding the first date of the applicable Dividend Period.
“Dividend Period” means the period from, and including, the immediately preceding dividend payment date to, but excluding, the applicable dividend payment date, except for the initial Dividend Period, which will be the period from, and including, the original issue date of the Series A Preferred Stock to, but excluding, November 15, 2019 (long first Dividend Period).
“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or

its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
No dividends on shares of the Series A Preferred Stock shall be declared by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment shall be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common stock and preferred stock, including the Series A Preferred Stock, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, any debt service requirements, financial covenants and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on the Series A Preferred Stock or what the actual distributions will be for any future period.
Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends or other distributions (other than in shares of common stock or in shares of any class or series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our amended and restated certificate of incorporation, relating to restrictions on ownership and transfers of our capital stock). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our amended and restated certificate of incorporation, including in order to preserve our qualification as a REIT, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other class or series of preferred stock that we have issued or may issue ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any class or other series of preferred stock that we have issued or may issue ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Stock and such other class or series of preferred stock that we have issued or may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and accumulated dividends per share on such other series of preferred stock that we have issued or may issue (which shall not include any accumulation in respect of undeclared and unpaid dividends for past Dividend Periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of the Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may lawfully issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock that we may issue that ranks junior to or on parity with the Series A Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our preferred stock that we have issued or may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of preferred stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of the Series A Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, individually or in a series of related transactions, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
Redemption
The Series A Preferred Stock is not redeemable by us prior to August 15, 2024, except as described below under “—Special Optional Redemption” and except that, as provided in our amended and restated certificate of incorporation, we may purchase or redeem shares of the Series A Preferred Stock prior to that date in order to preserve our qualification as a REIT for U.S. federal income tax purposes.
Optional Redemption. On and after August 15, 2024, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series A Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of the Series A Preferred Stock will not have the Change of Control Conversion Right described below under “—Conversion Rights” with respect to the shares of the Series A Preferred Stock called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
“Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•
Redemption Procedures. In the event we elect to redeem any shares of the Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of the Series A Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:

•	the redemption date;

•	the number of shares of the Series A Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”;

•
if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•
if such redemption is being made in connection with a Change of Control, that the holders of the shares of the Series A Preferred Stock being so called for redemption will not be able to tender such shares of the Series A Preferred Stock for conversion in connection with the Change of Control and that each share of the Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined herein), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the shares of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of the Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of the Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of the Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption for the benefit of the holders of the shares of the Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of the Series A Preferred Stock, those shares of the Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata or by lot (as nearly as may be practicable without creating fractional shares) that will not result in the automatic transfer of any shares of the Series A Preferred Stock to a trust as described below under “—Restrictions on Ownership and Transfer.”
As part of any redemption of the Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of the Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of the Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of the Series A Preferred Stock shall be redeemed unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of the Series A Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our other preferred stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of the Series A Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series A Preferred Stock.
Subject to applicable law, we may purchase shares of the Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of the Series A Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series A Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of the Series A Preferred Stock that are not called for redemption) to convert some or all of the shares of the Series A Preferred Stock held by such holder (the “Change of

Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of the Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series A Preferred Stock plus any accumulated and unpaid dividends whether or not authorized or declared thereon to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the Common Stock Price, as defined herein (such quotient, the “Conversion Rate”); and

•	3.12305 (the “Series A Share Cap”), subject to certain adjustments to this Series A Share Cap as described below.
Notwithstanding anything to the contrary in the certificate of designations and except as otherwise required by law, the persons who are the holders of record of shares of the Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are in arrears on the shares of the Series A Preferred Stock to be converted.
The Series A Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Series A Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Series A Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 19,394,141 shares of our common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Series A Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of the Series A Preferred Stock will receive upon conversion of such shares of the Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of the Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of the Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will be delivered to the holders of record of the shares of the Series A Preferred Stock at their addresses as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of the Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•
that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of the Series A Preferred Stock, holders will not be able to convert the shares of the Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of the Series A Preferred Stock;

•	the name and address of the paying agent and transfer agent for the Series A Preferred Stock;

•
the procedures that the holders of the Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Share Depositary (as defined herein)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of the Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the Series A Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of the Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of the Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of the Series A Preferred Stock held in book-entry form through a Share Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of the Series A Preferred Stock to be converted through the facilities of such Share Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of the Series A Preferred Stock to be converted; and

•	that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series A Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of the Series A Preferred Stock;

•	if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of the Series A Preferred Stock; and

•	the number of shares of the Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of the Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Share Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Share Depositary.
Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of the Series A Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of the Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of the Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of the Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of the Series A Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series A Preferred Stock, no holder of the Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our amended and restated certificate of incorporation and the certificate of designations, unless we provide an exemption from this limitation to such holder. The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us.
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.
Voting Rights
Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law or any applicable stock exchange rules.
Whenever dividends on any shares of the Series A Preferred Stock are in arrears for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock that we may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series A Preferred Stock as a class with respect to the election of those two directors) and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of the Series A Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of the Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If at any time when the voting rights conferred upon the Series A Preferred Stock (as described above) are exercisable any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining such director or by the vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors (as described above). Any director elected or appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors pursuant to the procedures described above, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of our common stock.
If a special meeting is not called by us within 30 days after request from the holders of the Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense.
On each matter on which holders of the Series A Preferred Stock are entitled to vote, each share of the Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of the Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the outstanding Series A Preferred Stock and all other parity stock having like voting rights that are exercisable at the time, voting as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all classes series of preferred stock ranking on a parity with the Series A Preferred Stock that we have issued or may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of preferred stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional shares of the Series A Preferred Stock or other class or series of preferred stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series A Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock disproportionately relative to other classes or series of any parity stock having like voting rights that are exercisable at the time, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock (voting as a separate class) shall also be required.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional and other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit through our website at www.newresi.com (or other permissible means under the Exchange Act) to all holders of the Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of the Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.
Our amended and restated certificate of incorporation and the certificate of designations establishing the terms of the Series A Preferred Stock contains restrictions on the ownership and transfer of the Series A Preferred Stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The certificate of designations provides that all holders of the Series A Preferred Stock will be subject to our amended and restated certificate of incorporation, which provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock, subject to certain exceptions. For the purposes of determining the percentage ownership of our capital stock by any person, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities directly or constructively held by such person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. All Series A Preferred Stock are counted as capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock.
Moreover, the constructive ownership rules are complex, and may cause shares of the Series A Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of the Series A Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Series A Preferred Stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Series A Preferred Stock and thus violate the ownership limitations, or any other limitations in our amended and restated certificate of incorporation.
Any acquisition of the Series A Preferred Stock or other classes of our capital stock that results in the holder exceeding the 9.8% common stock or the 9.8% capital stock ownership threshold may not be valid. In addition, no holder of the Series A Preferred Stock is entitled to convert the Series A Preferred Stock into our common stock to the extent that receipt of our common stock would cause the holder to actually or constructively own stock exceeding either of the 9.8% ownership thresholds unless we provide an exemption from these ownership limitations to such holder at our sole discretion.
Under our amended and restated certificate of incorporation, and the certificate of designations for the Series A Preferred Stock, any attempted transfer of our capital stock, which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions; however, it is not obligated to do so.
Furthermore, under our amended and restated certificate of incorporation and, consequently, if the board of directors or any duly authorized committee thereof (or other designees if permitted by Delaware law) shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of the foregoing restrictions, or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of our capital stock in violation of the foregoing restrictions, we may take actions to refuse to give effect to or prevent such transfer or other event, including, without limitation, redeeming shares of capital stock, refusing to give effect to such transfer on our books or instituting proceedings to enjoin such transfer or other event.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the foregoing restrictions or any person who would have owned shares of capital stock that resulted in a transfer to the trust for the exclusive benefit of one or more charitable beneficiaries as described above shall immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on the our qualification as a REIT.
Preemptive Rights
No holders of the Series A Preferred Stock have any preemptive rights to purchase or subscribe for our common stock or any other security.
Book-Entry Procedures
All interests in the global securities certificates representing the shares of the Series A Preferred Stock are subject to the operations and procedures of DTC and, therefore, holders must allow for sufficient time in order to comply with these procedures if they wish to exercise any of their rights with respect to the Series A Preferred Stock. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures or for the accuracy or completeness of the following disclosure.
DTC acts as securities depositary for the Series A Preferred Stock. We have issued one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of shares of the Series A Preferred Stock. We deposited these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to purchasers for the shares of the Series A Preferred Stock that holders purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. So long as DTC’s nominee is the registered owner of the global securities certificates, that nominee will be considered the sole owner and holder of the shares of the Series A Preferred Stock represented by those certificates for all purposes. Except as provided below, owners of beneficial interests in the certificates will not be entitled to have shares of the Series A Preferred Stock registered in their names; will not receive or be entitled to receive physical, certificated shares of the Series A Preferred Stock; and will not be considered the owners or holders of the shares of the Series A Preferred Stock for any purpose. As a result, each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York State banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When shares of the Series A Preferred Stock are purchased within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. The purchaser will be considered to be the “beneficial owner” of the Series A Preferred Stock. The beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of the purchaser’s individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of the Series A Preferred Stock are credited.
The purchaser will not receive written confirmation from DTC of their purchase. The Direct or Indirect Participants through whom the Series A Preferred Stock are purchased should send the purchaser written confirmations providing details of the transactions, as well as periodic statements of the holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of the Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of the Series A Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the dividend record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of the Series A Preferred Stock are credited to on the dividend record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant dividend payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that dividend payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the Direct and Indirect Participants and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Description of Series B Preferred Stock
General
Shares of the Series B Preferred Stock represent a single series of our authorized preferred stock, with each share of the Series B Preferred Stock having a par value of $0.01 and a liquidation preference of $25.00 per share. We may elect from time to time to issue additional shares of the Series B Preferred Stock without notice to, or consent from, the existing holders of shares, and all those additional shares would be deemed to form a single series with the then issued and outstanding shares of the Series B Preferred Stock.
Pursuant to our amended and restated certificate of incorporation, we are currently authorized to designate and issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation, and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders.
We have available for issuance 68,290,000 authorized but unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Series B Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series B Preferred Stock or designate additional shares of the Series B Preferred Stock and authorize the issuance of such shares.
The registrar and transfer agent in respect of the Series B Preferred Stock is American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, NY 11219. The certificate of designations designating the Series B Preferred Stock provides that we will maintain an office or agency where shares of the Series B Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange, or conversion.
Maturity
The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series B Preferred Stock.
Ranking
The Series B Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

i.
senior to all classes or series of our common stock and to all other equity securities issued by us that expressly indicate are subordinated to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

ii.	on a parity with all equity securities issued by us, including our Series A Preferred Stock, other than the equity securities referred to in clauses (i) and (iii);

iii.
junior to all equity securities issued by us and approved by at least two-thirds of the outstanding shares of Series B Preferred Stock with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “—Voting Rights” below); and

iv.
effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and other liabilities and to all liabilities and preferred equity and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends
Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series B Preferred Stock from and including the original issue date to, but excluding, August 15, 2024 is at the fixed annual rate of 7.125% of the $25.00 liquidation preference per share of the Series B Preferred Stock, on and after August 15, 2024 dividends on the Series B Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference per share of the Series B Preferred Stock equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.640%. Dividends on the Series B Preferred Stock shall accumulate daily and be cumulative from, and including, the original issue date and shall be payable quarterly in arrears on or about the 15th day of each February, May, August and November (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable for any Dividend Period from and including the original issue date to, but excluding, August 15, 2024 are calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable for any Dividend Period from and including August 15, 2024 (the “Series B Floating Rate Period”) are calculated on the basis of a 360-day year and the number of days actually elapsed in such Dividend Period. Dividends are payable to holders of record as they appear in our stock transfer records for the Series B Preferred Stock at the close of business on the applicable dividend record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). The dividends payable on any dividend payment date shall include dividends accumulated to, but excluding, such dividend payment date.
For each Dividend Period during the Series B Floating Rate Period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by us or a Calculation Agent (as defined herein) as of the applicable Dividend Determination Date, in accordance with the following provisions:

•
LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or

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if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then we will select four nationally recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, we will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates or display page, shall determine LIBOR for the second London Business Day (as defined herein) immediately preceding the first day of the applicable Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Series B Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Series B Floating Rate Period been applicable prior to the first Dividend Period in the Series B Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant Dividend Determination Date that LIBOR has been discontinued, then we will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with us, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.

“Dividend Period” means the period from, and including, the immediately preceding dividend payment date to, but excluding, the applicable dividend payment date.
No dividends on shares of the Series B Preferred Stock shall be declared by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment shall be restricted or prohibited by law..
Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common stock and preferred stock, including the Series B Preferred Stock, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, any debt service requirements, financial covenants and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on the Series B Preferred Stock or what the actual distributions will be for any future period.
Unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends or other distributions (other than in shares of common stock or in shares of any class or series of preferred stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our other capital stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our amended and restated certificate of incorporation, relating to restrictions on ownership and transfers of our capital stock). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our amended and restated certificate of incorporation, including in order to preserve our qualification as a REIT, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other class or series of preferred stock that we have issued or may issue ranking on a parity as to dividends with the Series B Preferred Stock, including our Series A Preferred Stock, all dividends declared upon the Series B Preferred Stock and any class or other series of preferred stock that we have issued or may issue ranking on a parity as to dividends with the Series B Preferred Stock, including our Series A Preferred Stock, shall be declared pro rata so that the amount of dividends declared per share of the Series B Preferred Stock and such other class or series of preferred stock that we have issued or may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and accumulated dividends per share on such other classes or series of preferred stock that we have issued or may issue (which shall not include any accumulation in respect of undeclared and unpaid dividends for past Dividend Periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of the Series B Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may lawfully issue ranking senior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock that we may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our preferred stock that we have issued or may issue ranking on a parity with the Series B Preferred Stock in the distribution of assets then, the holders of the Series B Preferred Stock and all other such classes or series of preferred stock, including our Series A Preferred Stock, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of the Series B Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, individually or in a series of related transactions, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
Redemption
The Series B Preferred Stock is not redeemable by us prior to August 15, 2024, except as described below under “—Special Optional Redemption” and except that, as provided in our amended and restated certificate of incorporation, we may purchase or redeem shares of the Series B Preferred Stock prior to that date in order to preserve our qualification as a REIT for U.S. federal income tax purposes.
Optional Redemption. On and after August 15, 2024, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If we elect to redeem any shares of the Series B Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series B Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of the Series B Preferred Stock will not have the Change of Control Conversion Right described below under “—Conversion Rights” with respect to the shares of the Series B Preferred Stock called for redemption. If we elect to redeem any shares of the Series B Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Redemption Procedures. In the event we elect to redeem any shares of the Series B Preferred Stock, the notice of redemption will be mailed to each holder of record of the Series B Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:

•	the redemption date;

•	the number of shares of the Series B Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series B Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”;

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if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

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if such redemption is being made in connection with a Change of Control, that the holders of the shares of the Series B Preferred Stock being so called for redemption will not be able to tender such shares of the Series B Preferred Stock for conversion in connection with the Change of Control and that each share of the Series B Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined herein), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the shares of the Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of the Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series B Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of the Series B Preferred Stock to be redeemed shall surrender the Series B Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of the Series B Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption for the benefit of the holders of the shares of the Series B Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of the Series B Preferred Stock, those shares of the Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata or by lot (as nearly as may be practicable without creating fractional shares) that will not result in the automatic transfer of any shares of the Series B Preferred Stock to a trust as described below under “—Restrictions on Ownership and Transfer.”
As part of any redemption of the Series B Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of the Series B Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series B Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of the Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of the Series B Preferred Stock shall be redeemed unless all outstanding shares of the Series B Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of the Series B Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our other preferred stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of the Series B Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series B Preferred Stock.
Subject to applicable law, we may purchase shares of the Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of the Series B Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of the Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series B Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of the Series B Preferred Stock that are not called for redemption) to convert some or all of the shares of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of the Series B Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

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Notwithstanding anything to the contrary in the certificate of designations and except as otherwise required by law, the persons who are the holders of record of shares of the Series B Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are in arrears on the shares of the Series B Preferred Stock to be converted.
The Series B Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Series B Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Series B Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 38,180,575 shares of our common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Series B Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of the Series B Preferred Stock will receive upon conversion of such shares of the Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series B Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of the Series B Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of the Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will be delivered to the holders of record of the shares of the Series B Preferred Stock at their addresses as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of the Series B Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of the Series B Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of the Series B Preferred Stock, holders will not be able to convert the shares of the Series B Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of the Series B Preferred Stock;

•	the name and address of the paying agent and transfer agent for the Series B Preferred Stock;

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the procedures that the holders of the Series B Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Share Depositary (as defined herein)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of the Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

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Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the Series B Preferred Stock.

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To exercise the Change of Control Conversion Right, the holders of the Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of the Series B Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of the Series B Preferred Stock held in book-entry form through a Share Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of the Series B Preferred Stock to be converted through the facilities of such Share Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of the Series B Preferred Stock to be converted; and

•	that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.
The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series B Preferred Stock.
Holders of the Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of the Series B Preferred Stock;

•	if certificated Series B Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of the Series B Preferred Stock; and

•	the number of shares of the Series B Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of the Series B Preferred Stock are held in book-entry form through The DTC or a similar depositary, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Share Depositary.
Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of the Series B Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of the Series B Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of the Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of the Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of the Series B Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series B Preferred Stock, no holder of the Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our amended and restated certificate of incorporation and the certificate of designations, unless we provide an exemption from this limitation to such holder.
The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us.
Except as provided above in connection with a Change of Control, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.
Voting Rights
Holders of the Series B Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law or any applicable stock exchange rules.
Whenever dividends on any shares of the Series B Preferred Stock are in arrears for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series B Preferred Stock as a class with respect to the election of those two directors) and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of the Series B Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of the Series B Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series B Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of the Series B Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If at any time when the voting rights conferred upon the Series B Preferred Stock (as described above) are exercisable any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors (as described above). Any director elected or appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Series B Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the procedures described above, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of our common stock.
If a special meeting is not called by us within 30 days after request from the holders of the Series B Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series B Preferred Stock may designate a holder to call the meeting at our expense.

On each matter on which holders of the Series B Preferred Stock are entitled to vote, each share of the Series B Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of the Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the outstanding Series B Preferred Stock and all other parity stock having like voting rights that are exercisable at the time, voting as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all classes or series of preferred stock ranking on a parity with the Series B Preferred Stock that we have issued or may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of preferred stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series B Preferred Stock, or the creation or issuance of any additional shares of the Series B Preferred Stock or other class or series of preferred stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series B Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock disproportionately relative to other classes or series of any parity stock having like voting rights that are exercisable at the time, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock (voting as a separate class) shall also be required.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series B Preferred Stock will not have any relative, participating, optional and other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Series B Preferred Stock are outstanding, we will use our best efforts to (i) transmit through our website at www.newresi.com (or other permissible means under the Exchange Act) to all holders of the Series B Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of the Series B Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series B Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our amended and restated certificate of incorporation and the certificate of designations establishing the terms of the Series B Preferred Stock contains restrictions on the ownership and transfer of the Series B Preferred Stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The certificate of designations provides that all holders of the Series B Preferred Stock will be subject to our amended and restated certificate of incorporation, which provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock, subject to certain exceptions. For the purposes of determining the percentage ownership of our capital stock by any person, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities directly or constructively held by such person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. All Series B Preferred Stock are counted as capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock.
Moreover, the constructive ownership rules are complex, and may cause shares of the Series B Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of the Series B Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Series B Preferred Stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Series B Preferred Stock and thus violate the ownership limitations, or any other limitations in our amended and restated certificate of incorporation.
Any acquisition of the Series B Preferred Stock or other classes of our capital stock that results in the holder exceeding the 9.8% common stock or the 9.8% capital stock ownership threshold may not be valid. In addition, no holder of the Series B Preferred Stock is entitled to convert the Series B Preferred Stock into our common stock to the extent that receipt of our common stock would cause the holder to actually or constructively own stock exceeding either of the 9.8% ownership thresholds unless we provide an exemption from these ownership limitations to such holder at our sole discretion.
Under our amended and restated certificate of incorporation, and the certificate of designations for the Series B Preferred Stock, any attempted transfer of our capital stock, which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions; however, it is not obligated to do so.
Furthermore, under our amended and restated certificate of incorporation and, consequently, if the board of directors or any duly authorized committee thereof (or other designees if permitted by Delaware law) shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of the foregoing restrictions, or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of our capital stock in violation of the foregoing restrictions, we may take actions to refuse to give effect to or prevent such transfer or other event, including, without limitation, redeeming shares of capital stock, refusing to give effect to such transfer on our books or instituting proceedings to enjoin such transfer or other event.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the foregoing restrictions or any person who would have owned shares of capital stock that resulted in a transfer to the trust for the exclusive benefit of one or more charitable beneficiaries as described above shall immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on the our qualification as a REIT.
Preemptive Rights
No holders of the Series B Preferred Stock have any preemptive rights to purchase or subscribe for our common stock or any other security.
Book-Entry Procedures
All interests in the global securities certificates representing the shares of the Series B Preferred Stock are subject to the operations and procedures of DTC and, therefore, holders must allow for sufficient time in order to comply with these procedures if they wish to exercise any of their rights with respect to the Series B Preferred Stock. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures or for the accuracy or completeness of the following disclosure.

DTC acts as securities depositary for the Series B Preferred Stock. We have issued one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of shares of the Series B Preferred Stock. We deposited these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to purchasers for the shares of the Series B Preferred Stock that they purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. So long as DTC’s nominee is the registered owner of the global securities certificates, that nominee will be considered the sole owner and holder of the shares of the Series B Preferred Stock represented by those certificates for all purposes. Except as provided below, owners of beneficial interests in the certificates will not be entitled to have shares of the Series B Preferred Stock registered in their names; will not receive or be entitled to receive physical, certificated shares of the Series B Preferred Stock; and will not be considered the owners or holders of the shares of the Series B Preferred Stock for any purpose. As a result, each person owning a beneficial interest in shares of the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York State banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When shares of the Series B Preferred Stock are purchased within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series B Preferred Stock on DTC’s records. The purchaser will be considered to be the “beneficial owner” of the Series B Preferred Stock. The beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of the purchaser’s individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of the Series B Preferred Stock are credited.
Purchasers will not receive written confirmation from DTC of their purchase. The Direct or Indirect Participants through whom the Series B Preferred Stock are purchased should send the purchaser written confirmations providing details of their transactions, as well as periodic statements of their holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series B Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series B Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of the Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of the Series B Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of the Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the dividend record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of the Series B Preferred Stock are credited to on the dividend record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series B Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant dividend payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that dividend payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the Direct and Indirect Participants and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Series B Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. The statements below are in all respects subject to and qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws.
Authorized but Unissued Shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute. We are organized under Delaware law. Some provisions of Delaware law may delay, defer or prevent a transaction that would cause a change in our control. Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2020, 2021 and 2022, respectively. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors.
Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the then issued and outstanding shares of our capital stock entitled to vote in the election of directors.
Pursuant to our certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. Our amended and restated bylaws do not provide our stockholders with the ability to call a special meeting of the stockholders.
Ability of Our Stockholders to Act. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.
Our amended and restated certificate of incorporation and amended and restated bylaws also prohibits our stockholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our stockholders.
Our amended and restated bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.
Limitations on Liability and Indemnification of Directors and Officers. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.
Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation.
These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”), as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Corporate Opportunity. Under our amended and restated certificate of incorporation, to the extent permitted by law:

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Fortress Investment Group LLC (“Fortress”) and Fortress’s affiliates and their permitted transferees have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

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if Fortress and Fortress’s affiliates and their permitted transferees or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

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in the event that any of our directors and officers who is also a director, officer or employee of Fortress or Fortress’s affiliates or their permitted transferees acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress, or its affiliates, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.